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                                                                  EXHIBIT 10 (I)
                                                                  --------------


                              September 11, 1996


Personal & Confidential


Mr. Robert Starzel
Vice Chairman
Southern Pacific Rail Corporation
One Market Plaza, 8th Floor
San Francisco, CA 94105

Dear Bob:

We are pleased that commencing with the merger (the "Merger") of Southern Pacific Rail Corporation ("SP Rail") into a subsidiary of Union Pacific Corporation, currently expected to occur on September 11, 1996, you will continue in the employment of Union Pacific Railroad Company ("UPRR") and its affiliates as Vice President, Western Region, based in San Francisco, CA.

     You will receive an annual base salary of $350,000 (less applicable taxes and withholding) and, after January, 1997, will participate in the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries with a 1997 bonus guaranteed in the amount of $200,000 (less applicable taxes and withholding) if employed by UPRR on December 31, 1997. Union Pacific Corporation's officers will recommend to the Compensation, Benefits and Nominating Committee of Union Pacific Corporation's Board (the "Committee") during the 1996 fall compensation cycle that you receive 10,000 Union Pacific Corporation Retention Shares, subject to the terms and conditions of Union Pacific Corporation's 1993 Stock Option and Retention Stock Plan (the "Plan") and further subject to the number being adjusted following Resources' Spin-Off in the same manner as other outstanding Retention Shares under the Plan. These shares will vest three years from grant date, or, if earlier, upon your death or upon disability under the provisions of UPRR's long-term disability plan as in effect from time to time. If prior to vesting, your working relationship with UPRR changes in a mutually agreed upon manner, UPRR may recommend early vesting to the Committee as permitted by the Plan; however, your Retention Shares shall be forfeited automatically in the event you receive the $700,000 severance payment referred to in the second following paragraph. Dividends will be held in escrow and paid, net of applicable taxes and withholding, upon vesting. Upon the effective date of the Merger (as defined below), you will be entitled to the balance of the Management Continuity Payment described in the Merger Agreement.

     The terms set forth in the letter agreement, dated October 26, 1994, between you and SP Rail, as amended (the "SP Employment Agreement") with respect to the remaining outstanding amount of the loan extended to you by SP Rail to purchase a residence in San Francisco will continue to apply, with Union Pacific Railroad Company ("UPRR") as the obligee of the loan and the employer.

     You will receive $350,000 (less applicable taxes and withholding) upon the effective date of this agreement. In lieu of the severance provisions set forth in the SP Employment Agreement and the Enhanced Severance Program described in the Amended and Restated Agreement and Plan of Merger by and among Union Pacific Corporation, UPRR, SP Rail, UP Holding Company, Inc. and Union Pacific Merger Co., dated as of July 12, 1996 (the "Merger Agreement"), you will be entitled to the following: (1) if, prior to September 11, 1998, your employment with UPRR terminates, other than for "cause" as defined in the Employment Agreement, you will be entitled to a severance payment of $700,000 less applicable taxes and other withholdings reduced by any bonuses received prior to such termination, and (2) if your employment with UPRR terminates for "cause" at any time, or your employment with UPRR terminates for any reason on or after September 11, 1998, you will not be entitled to any severance payment. In no event will you be entitled to receive any severance payment if your Retention Shares referred to above have vested.

     If the compensation outlined in this agreement or previously paid by SP Rail results in your being subject to IRS Excise Tax, Union Pacific Corporation will reimburse you for or pay on your behalf the 20% Excise Tax and related Tax Gross-up on such items, upon the terms and conditions described in Annex A.

     As of January 1, 1998, your Southern Pacific service will be combined with your continued Union Pacific service toward vesting and credited service in Union Pacific Corporation's pension plans as in effect from time to time, subject to any offset with respect to accrued benefits under the Southern Pacific pension plan. Union Pacific will also continue to honor the terms of your supplemental pension as provided for in the SP Employment Agreement. Prior to January 1, 1998, you will continue to be covered by the Southern Pacific pension plan and your supplemental pension.

     While you are employed by UPRR you will devote your full energies, efforts and productive time exclusively to the business and affairs of UPRR, and you will do your utmost to promote its interest. You will not, without UPRR's prior consent, render to others services of any kind for compensation, and you will not engage in any other business activity that would interfere with the performance of your duties for UPRR.

     In the event that your employment with UPRR is terminated by UPRR for any reason, you agree that, for a period of one year, commencing on the date of such termination, without the approval of the Chief Executive Officer of Union Pacific Corporation, you will not compete (as a proprietor, partner, shareholder, director, employee, agent, consultant, or in any other capacity of manner) with UPRR's railroad, fiber optic or real estate businesses or with other material businesses of UPRR or its affiliated companies with which you were involved at any time (including prior to the date of this Agreement), in the geographical areas where such businesses are conducted on the date of such termination, unless neither UPRR nor any of its affiliated companies is involved in such business on the date of such termination, except that the foregoing shall not apply to ownership by you of a 5% or less equity interest in a publicly-traded entity if
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you have no other interest in or involvement with such entity. UPRR and you intend that the provisions of this paragraph be enforceable to the fullest extent permitted by law and public policy applied in each jurisdiction where enforcement is sought. If a particular portion of this paragraph shall be adjudicated to be unenforceable, such adjudication shall apply only with respect to your activities in the particular jurisdiction in which such adjudication is made. In addition, you agree that you will not, while you are employed by UPRR or at any time prior to the end of the first year after your employment with UPRR has terminated, without the approval of the Chief Executive Officer of Union Pacific Corporation, solicit the employment of any person, who, at the time of such solicitation, is an employee of UPRR or any of its affiliates.

     You acknowledge that as an employee of UPRR, you will have access to proprietary and Confidential Information that directly or indirectly relates to the business of UPRR and its affiliates. For purposes of this Agreement, "Confidential Information" means all information about UPRR and its affiliates obtained or developed by you while an employee of SP Rail or UPRR including, but not limited to, information regarding the officers and other key personnel of UPRR and its affiliates and financial or business information, strategy or plans, which UPRR or one of its affiliates has requested be held in confidence or could reasonably be expected to desire to be held in confidence, or the disclosure of which would likely be disparaging or damaging, to any extent, to UPRR or one of its affiliates or any of their employees and directors, but shall not include information already in the public domain. You agree that you will not, without the prior written consent of UPRR or except pursuant to lawful process, disclose to any person any Confidential Information or use Confidential Information in any way detrimental to UPRR or its affiliates. For purposes of this paragraph, affiliates of UPRR include SP Rail.

     You agree that money damages may not be adequate to compensate UPRR and its affiliates for your breach of the immediately preceding three paragraphs and that UPRR will be entitled to a decree for specific performance or other appropriate remedy to enforce your performance under such paragraphs.

     None of the foregoing provisions is intended to give you any right to continued employment with UPRR or its affiliates, and UPRR may terminate your employment at any time, with or without cause or notice, subject only to payment of amounts provided above for certain terminations. You acknowledge that this Agreement contains the entire agreement between you and UPRR concerning the terms of your employment.

     Except as specifically provided in this Agreement, the SP Employment Agreement is hereby terminated and neither SP Rail or UPRR or any of its subsidiaries or affiliates will have any obligation thereunder.

     This agreement will be governed by the laws of the State of Utah.

     This agreement is subject to approval by the Board of Directors of Union Pacific Corporation.
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     If you are in agreement with the terms and conditions of employment contained herein, please execute this Agreement by signing a copy and returning it to the undersigned.

                              Sincerely,

                              UNION PACIFIC CORPORATION

                                /s/ Richard K. Davidson
                              ------------------------------------
                              By:    Richard K. Davidson
                                     President and Chief Operating
                                     Officer


Agreed to this 11th day of September, 1996.


 /s/ Robert Starzel
-----------------------------
      Robert Starzel
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                                                                         Annex A


Dear Mr. Starzel:

     RE:  PAYMENT OF CERTAIN TAXES AND RELATED AMOUNTS
          --------------------------------------------

Pursuant to the provisions of the Amended and Restated Agreement and Plan of Merger dated as of July 12, 1996, by and among Union Pacific Corporation ("UPC"), Union Pacific Railroad Company ("UPRR"), Southern Pacific Rail Corporation ("SPRC"), UP Holding Company, Inc. and Union Pacific Merger Co. (the "Amended Merger Agreement"), SPRC is to be merged with a subsidiary of Union Pacific Corporation (the "Merger"). As of the date hereof, you have entered into an employment agreement (the "Employment Agreement") with UPC concerning your continued employment with UPRR and its affiliates. In connection with the Merger, and in certain instances your termination of employment from UPRR, you may become entitled to certain compensation from UPC or one or more of its affiliates (collectively the "Company").

     In consideration of your prior services to SPRC and the Company, and the undertakings and agreements contained herein, the Company hereby agrees, subject to the consummation of the Merger and to the extent set forth in this Agreement and in the Employment Agreement, including the limitations and conditions set forth in the fifth paragraph of the Employment Agreement, to indemnify and protect you against any excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and potential interest or penalties that could be associated with that tax incurred in connection with the transactions contemplated by the Amended Merger Agreement, including but not limited to the Merger.

     In the event it shall be determined that any compensation, payment or distribution, made on account of a change in the ownership or effective control of SPRC, within the meaning of Section 280G of the Code (a "Change of Control"), by SPRC or one or more of its subsidiaries or affiliates or by the Company to you or for your benefit (determined without regard to any additional payments required under this Agreement) (each a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then you shall be entitled to an additional payment (a "Gross-Up Payment") in an amount representing the Company's good faith estimate of the amount necessary to compensate you on an after-tax basis for the Excise Tax, but only in the event that you are entitled to such Gross-Up Payment pursuant to the terms of the fifth paragraph of the Employment Agreement.

     The Gross-Up Payment will be made on your behalf within a reasonable period of time prior to the date that the obligation to remit the applicable Excise Tax is due. However, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination, it is possible that certain payments (the "Underpayment") that have not been made by the Company should have been made to compensate you on an after-tax basis for the Excise
Tax; provided, however that the Underpayment shall not include any costs,
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expenses, taxes, penalties or other liabilities (a) incurred as a result of your failure to timely remit taxes (other than the Excise Tax, except as otherwise provided in clause (b)) otherwise due by you or with respect to you, (b) incurred as a result of your failure to timely remit to the Internal Revenue Service or any other taxing authority any amounts of Excise Tax that were paid to you by the Company, or (c) resulting from your negligence or failure to comply with the terms of this Agreement. In the event that the Company exhausts its remedies pursuant to the immediately following paragraphs, and you thereafter are required to make a payment of any Excise Tax, any such Underpayment shall be paid by the Company to or for your benefit within a reasonable period of time following such time as the obligation to make such Underpayment is finally resolved.

     You shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Underpayment. Such notification shall be given by you in a timely fashion, but in no event later than ten business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Notwithstanding any other provision in this Agreement to the contrary, if you fail to timely notify the Company of any Underpayment or claim relating thereto, the Company shall not be obligated to pay any costs, expenses, taxes or penalties associated therewith. If the Company notifies you within 30 days following receipt of notice from you, in writing, that it desires to contest such claim, you shall:

               (i) give the Company any and all information reasonably requested by the Company relating to such claim,

               (ii) take any and all such actions in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

               (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred by you in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Agreement, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; provided further, however, that if the Company directs you to pay such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free
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basis and shall indemnify and hold you harmless, on an after-tax basis, from any
Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment or Underpayment would be payable hereunder and you shall be entitled, at your own cost and expense, to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     If (a) after your receipt of an amount advanced by the Company hereunder, you, for any reason, become entitled to receive any refund with respect to such claim or amount, or (b) if any amount paid to you or on your behalf pursuant to this Agreement exceeds the amount finally determined to compensate you on an after-tax basis for the Excise Tax, taking into account the limitations on such compensation described in this Agreement, then you shall promptly pay to the Company the amount of such refund or excess (together with any interest or penalties paid or credited thereon after taxes applicable thereto).

     You and the Company shall each cooperate with the other in connection with any administrative or judicial proceedings concerning the foregoing provisions of this Agreement, and you agree to timely furnish the Company with all documentation that the Company may reasonably request, including income tax returns and all schedules thereto.

     The provisions of this Agreement and the indemnities contained herein shall continue for so long as may be necessary in order to fully protect you against any Excise Tax with respect to the Payments. The provisions of this Agreement may only be modified through a written instrument signed by you and the Company. This Agreement shall be binding upon you and the Company and its successors, assigns and transferees. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflict of law rules.

     Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

     If to the Company:          Union Pacific Corporation
                                 Eighth and Eaton Avenues
                                 Bethlehem, Pennsylvania 18018

                                 Attn: Senior Vice President,
                                 Human Resources;

     If to you:                  At the address hereabove provided;

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.
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     If you are in agreement with the foregoing provisions of this Agreement, please sign both copies of this letter and return one signed copy to the undersigned.

                              UNION PACIFIC CORPORATION



                              By:____________________________________
                                    Richard K. Davidson
                                    President and Chief Operation Officer


Accepted:



________________________________
Robert Starzel


Dated: _________________________